After Recording Return to:

 Davis Wright Tremaine, LLP

 1201 Third Avenue, Suite 2200

 Seattle, WA  98101-3045

 Attention:  Donald E. Percival

fifth supplemental indenture
(to that certain Second Amended and Restated Indenture of Trust, dated as of January 20, 2011)

Dated as of June 30, 2016

between

CHUGACH ELECTRIC ASSOCIATION, INC.,
5601 Electron Drive, Anchorage, Alaska 99519,

TRUSTOR

AND

U.S. BANK NATIONAL ASSOCIATION,
1420 Fifth Avenue, 7th Floor, Seattle, Washington 98101,
Attn: Corporate Trust Services

TRUSTEE

FIRST MORTGAGE OBLIGATIONS

FIFTH SUPPLEMENTAL INDENTURE OF TRUST

THIS FIFTH SUPPLEMENTAL INDENTURE OF TRUST, dated as of June 30, 2016,  is between CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska electric cooperative, as Trustor (hereinafter called the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as Trustee (hereinafter called the “Trustee”).

A.RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered to the Trustee a Second Amended and Restated Indenture dated as of January 20, 2011, as amended by that First Supplemental Indenture dated as of January 20, 2011, Second Supplemental Indenture of Trust dated as of September 30, 2011, Third Supplemental Indenture dated as of January 5, 2012, and Fourth Supplemental Indenture dated as of February 3, 2015 (as so amended, the “Original Indenture,” which is filed of record as shown on Exhibit A hereto), for the purpose of providing for the authentication and delivery of Obligations by the Trustee from time to time under the Original Indenture.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Indenture.  The Original Indenture, as heretofore, hereby and hereafter supplemented, may herein be referred to as the “Indenture”;

WHEREAS, the Company and CoBank, ACB (“CoBank”) have entered into the Second Amended and Restated Master Loan Agreement, dated as of June 30, 2016 (MLA No. 000976B) (the “Master Loan Agreement”) which has been supplemented and amended by a Supplement dated as of June 30, 2016, between the Company and CoBank (the “Supplement”), pursuant to which CoBank intends to make a single-advance term loan (ML0976T3) to the Company, evidenced by that certain Promissory Note in the original principal amount of $45,600,000 (the “2016 CoBank Note”).  The Master Loan Agreement, as supplemented and amended by the Supplement,  is hereinafter referred to as the “Loan Agreement;”

WHEREAS, the Board of Directors of the Company has authorized and approved actions necessary under the Indenture for the Company to provide for establishment of an Obligation designated as the “2016 CoBank Note” and for the authentication of the 2016 CoBank Note as an Additional Obligation;

Whereas, the Company desires to execute and deliver this Fifth Supplemental Indenture, in accordance with the provisions of the Indenture, for the purpose of providing for the creation and designation of the 2016 CoBank Note and specifying the form and provisions of the 2016 CoBank Note;

WHEREAS, Section 13.1 of the Indenture provides that, without the consent of the Holders of any of the Obligations at the time Outstanding, the Company, when authorized by a Board Resolution, and the Trustee, may enter into supplemental indentures for the purposes of and subject to the conditions set forth in such Section 13.1, and this Fifth Supplemental Indenture is permitted pursuant to provisions of Section 13.1(c);

WHEREAS, Sections 5.3 of the Indenture provides that the Company may enter into this Fifth Supplemental Indenture when authorized by a Board Resolution, and the Trustee shall authenticate and deliver the 2016 CoBank Note upon delivery of a Company Request as provided under the Indenture and satisfaction of all other conditions precedent thereto under the Indenture; and

WHEREAS, all acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company necessary to secure the payment of the principal of (and premium, if any) and interest on the 2016 CoBank Note, to make the 2016 CoBank Note issued under the Indenture, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute under the Indenture a valid and binding lien for the security of the 2016 CoBank Note, in accordance with its terms, have been done and taken, and the execution and delivery of this Fifth Supplemental Indenture has been in all respects duly authorized;

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH, that, to secure the payment of the principal of (and premium. if any) and interest on the Outstanding Secured Obligations, including, when issued, the 2016 CoBank Note, to confirm the lien of the Indenture upon the Trust Estate, including property purchased, constructed or otherwise acquired by the Company since the date of execution of the Original Indenture, to secure performance of the covenants therein and herein contained, to confirm the terms and conditions on which the 2016 CoBank Note is secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, and its successors and assigns in the trust created thereby and hereby, in trust, all property, rights, privileges and franchises (other than Excepted Property and Excluded Property) of the Company, whether now owned or hereafter acquired, of the character described in the Granting Clauses of the Indenture, including all such property, rights, privileges and franchises acquired since the date of execution of the Original Indenture, including, without limitation, all of those fee and leasehold interests in real property, if any, which may hereafter be constructed or acquired by it, but subject to all exceptions, reservations and matters of the character therein referred to, and expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted as “Excepted Property” or “Excludable Property” in the Indenture to the extent contemplated thereby.

PROVIDED, HOWEVER, that if, upon the occurrence of an Event of Default under the Indenture, the Trustee, or any separate trustee or co-trustee appointed under Section 10.14 of the Indenture or any receiver appointed pursuant to statutory provision or order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in paragraphs (a) through (g). inclusive, of “Excepted Property” in the Indenture then owned or thereafter acquired by the Company, shall immediately, and, in the case of any Excepted Property described or referred to in paragraphs (h) through (k), inclusive, of "Excepted Property” in the Indenture, upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the

Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Indenture.

The Company may, however, pursuant to Granting Clause Third of the Indenture, subject to the lien of the Indenture any Excepted Property, whereupon the same shall cease to be Excepted Property.

TO HAVE AND TO HOLD all said property, rights, privileges and franchises hereby and hereafter (by a Supplemental Indenture or otherwise) granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the tenements, hereditaments and appurtenances thereto appertaining (said properties, rights, privileges and franchises, including any cash and securities hereafter deposited or required to be deposited with the Trustee (other than any such cash which is specifically stated in the Indenture not to be deemed part of the Trust Estate) being part of the Trust Estate), unto the Trustee, and its successors and assigns in the trust herein created, forever.

SUBJECT, HOWEVER, to (i) Permitted Encumbrances. (ii) to the extent permitted by Section 14.6 of the Indenture, as to property hereafter acquired, (a) any duly recorded or perfected Prior Lien that may exist thereon at the date of the acquisition thereof by the Company, and (b) purchase money mortgages, other purchase money liens, chattel mortgages, security agreements, conditional sales agreements or other title retention agreements created by the Company at the time of acquisition thereof, and (iii) defects of title to and encumbrances on property as shown on Exhibit A of the Indenture and existing on the date hereof.

BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Obligations without any priority of any such Obligation over any other such Obligation and for the enforcement of the payment of such Obligations in accordance with their terms.

UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article 6 of the Indenture and not in limitation of the rights elsewhere provided in the Indenture, the Company shall be permitted and have the right to possess, use, operate and enjoy the Trust Estate, except cash, securities and other personal property deposited, or required to be deposited, with the Trustee and to, explore for, mine, extract, produce and dispose of coal, ore, gas, oil and other minerals or natural resources, to harvest standing timber and to collect, receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate or the operation of the property constituting part of the Trust Estate.

AND IT IS HEREBY COVENANTED AND DECLARED that the 2016 CoBank Note is to be authenticated and delivered and the Trust Estate is to be held and applied by the Trustee, subject to the covenants, conditions and trusts set forth herein and in the Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Outstanding Secured Obligations, as follows:

1.Establishment and Authentication of 2016 CoBank Note.  There shall be created and established an Additional Obligation in the form of a promissory note to be known as and entitled the “2016 CoBank Note,” the form, terms and conditions of which shall be substantially as set forth in or prescribed pursuant to this Section and Section 2 hereof.  The aggregate stated principal amount of the 2016 CoBank Note is limited to $45,600,000.  The 2016 CoBank Note, when duly executed and issued by the Company and authenticated and delivered by the Trustee, will be entitled to the benefits of the Indenture equally and proportionately with all other Outstanding Debt Obligations.

The 2016 CoBank Note shall be dated the date of its authentication and shall be made payable to CoBank, as Holder.  The 2016 CoBank Note shall mature on April 20, 2031.  The 2016 CoBank Note shall bear interest (including interest accruing at a default rate) as provided in the Loan Agreement, and interest shall be calculated as specified in the Loan Agreement and shall be payable at the times provided therein.  In the event any day on which any payment required to be made under the Loan Agreement or under the 2016 CoBank Note is not a “Business Day” (as defined in the Loan Agreement), then such payment shall be due and payable on the next Business Day (as defined in the Loan Agreement) subject to accrual of interest and fees for the period of such extension.

All payments, including prepayments, made on the 2016 CoBank Note shall be made and applied as provided in, and pursuant to the terms and conditions of, such 2016 CoBank Note and the Loan Agreement (and shall not be governed by the provisions of Article 15 of the Indenture), and shall be made in lawful money of the of the United States of America which will be immediately available on the date payment is due.

2.Form of the 2016 CoBank Note.  The 2016 CoBank Note and the Trustee’s certificate of authentication for the 2016 CoBank Note shall be substantially in the form attached to the Supplement (which form is set forth in the Officers’ Certificate delivered to the Trustee in connection with the Company Request for execution of this Fifth Supplemental Indenture), with such appropriate insertions, omissions, substitutions and other variances as a required or permitted in the Indenture.

3.Supplemental Indenture.  This Fifth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and shall form a part thereof, and the Indenture, as hereby supplemented, modified, and amended, is hereby confirmed.  Except to the extent inconsistent with the express terms of this Fifth Supplemental Indenture and the 2016 CoBank Note, all of the provisions, terms, covenants and conditions of the Indenture shall be applicable to the 2016 CoBank Note to the same extent as if specifically set forth herein.

4.Successors and Assigns.  Whenever in this Fifth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles 10 and 12 of the Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements contained in this Fifth Supplemental Indenture by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

5.Severability.  Any provision of this Fifth Supplemental Indenture held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

6.Governing Law.  This Fifth Supplemental Indenture shall be construed in accordance with and governed by the law of the State of Alaska.

7.Counterparts.  This Fifth Supplemental Indenture may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.Execution Date.  Although this Fifth Supplemental Indenture is dated for convenience and for the purpose of reference as of the date set forth in the first paragraph hereof, the actual date or dates of execution by the Company and by the Trustee are as indicated by their respective acknowledgments hereto annexed.

9.Security Agreement; Mailing Address.  To the extent permitted by applicable law, this Fifth Supplemental Indenture shall be deemed to be a security agreement and financing statement whereby the Company grants to the Trustee a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code.

The mailing address of the Company, as debtor, is:

Chugach Electric Association, Inc.

5601 Electron Drive

Anchorage, Alaska 99519

and the mailing address of the Trustee, as secured party, is:

U.S. Bank National Association

1420 Fifth Avenue, 7th Floor

Seattle, Washington 98101

Attention: Corporate Trust Services

Additionally, this Fifth Supplemental Indenture shall, if appropriate, be an amendment to the financing documents previously filed in connection with the Indenture.  The Company is authorized to execute and file as appropriate instruments under the Uniform Commercial Code to either create a security interest or amend any security interest heretofore created.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture of Trust to be duly executed as of the day and year first above written.

CHUGACH ELECTRIC ASSOCIATION, INC.,
an Alaska electric coopertive

By:	/s/ Sherri L. Highers
	Name:	Sherri L. Highers
	Title:	CFO

STATE OF ALASKA	)
) ss.
THIRD JUDICIAL DISTRICT	)

On this 16th day of June, 2016, before me, a Notary Public in and for the State of Alaska, personally appeared Sherri L. Highers, to me known to be the CFO of CHUGACH ELECTRIC ASSOCIATION, INC., the electric cooperative that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said electric cooperative for the uses and purposes therein mentioned and on oath stated that s/he was authorized to execute said instrument on behalf of said electric cooperative.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Thomas M. Schulman
Print name:	Thomas M. Schulman
Notary Public in and for the State of Alaska,
residing at	Anchorage
My commission expires:	10-10-2019

Fifth Supplemental Indenture to Second Amended and Restated Indenture of Trust
– Company Signature Page

U.S. BANK NATIONAL ASSOCIATION,
a national banking association,
as Trustee

By:	/s/ Thomas Zrust
	Name:	Thomas Zrust
	Title:	Vice President

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 16th day of June, 2016, before me, a Notary Public in and for the State of Washington, personally appeared Thomas Zrust, to me known to be the Vice President of U.S. BANK NATIONAL ASSOCIATION, the national banking association that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said national banking association for the uses and purposes therein mentioned and on oath stated that s/he was authorized to execute said instrument on behalf of said national banking association.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Nicole DeCamp
Print name:	Nicole Decamp
Notary Public in and for the State of
Washington, residing at	Seattle
My commission expires:	4/9/20

Fifth Supplemental Indenture to Second Amended and Restated Indenture of Trust
– Trustee Signature Page

Exhibit A

(Recording Information for Original Indenture)

Second Amended and Restated Indenture of Trust dated January 20, 2011 (“2011 Indenture”), was recorded January 20, 2011, under the following recording numbers:

Recording District	Recording Number
Anchorage Kenai Palmer Seward	2011-003688-0 2011-000608-0 2011-001410-0 2011-000062-0

The 2011 Indenture was associated with a Trust Indenture dated as of September 15, 1991, and recorded September 25, 1991, under the following recording numbers:

Recording District	Recording Number
Anchorage Kenai Palmer Seward	Book 2195, Page 178 Book 663, Page 167 Book 389, Page 637 Book 62, Page 351

The 2011 Indenture was amended by that First Supplemental Indenture of Trust dated as of January 20, 2011, which was recorded on January 20, 2011, in the districts of Anchorage, Kenai, Palmer and Seward, Alaska, under the following recording numbers:

Recording District	Recording Number
Anchorage Kenai Palmer Seward	2011-003689-0 2011-000609-0 2011-001411-0 2011-000063-0

The 2011 Indenture was further amended by Second Supplemental Indenture of Trust dated as of September 30, 2011, which was recorded on October 10, 2011, in the districts of Anchorage, Kenai, Palmer and Seward, Alaska, under the following recording numbers:

Recording District	Recording Number
Anchorage Kenai Palmer Seward	2011-048750-0 2011-009565-0 2011-019671-0 2011-001198-0

Exhibit A to
Fifth Supplemental Indenture to Second Amended and Restated Indenture of Trust

The 2011 Indenture was further amended by Third Supplemental Indenture of Trust dated as of January 5, 2012, which was recorded on January 10, 2012, in the districts of Anchorage, Kenai, Palmer and Seward, Alaska, under the following recording numbers:

Recording District	Recording Number
Anchorage Kenai Palmer Seward	2012-001554-0 2012-000310-0 2012-000586-0 2012-000029-0

The 2011 Indenture was further amended by Fourth Supplemental Indenture of Trust dated as of February 3, 2015, which was recorded on Feburary 9, 2015, in the districts of Anchorage, Kenai, Palmer and Seward, Alaska, under the following recording numbers:

Recording District	Recording Number
Anchorage Kenai Palmer Seward	2015-005159-0 2015-000906-0 2015-002154-0 2015-000090-0

Exhibit A to
Fifth Supplemental Indenture to Second Amended and Restated Indenture of Trust